EXHIBIT 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

REAL ESTATE PURCHASE AND SALE AGREEMENT

BETWEEN

[****]

AND

CTO REALTY GROWTH, INC.

CONCERNING PROPERTY COMMONLY
KNOWN AS [****]

EAST\185226983.6

Article 1Definitions1

Section 1.1Definitions1

Article 2Agreement; Purchase Price10

Section 2.1Agreement to Sell and Purchase10

Section 2.2Purchase Price10

Article 3Deposit10

Section 3.1Deposit10

Section 3.2Additional Deposit10

Article 4Survey and Title Commitment10

Section 4.1Title and Survey10

Article 5Inspection, Audit and Financing12

Section 5.1Access12

Section 5.2Study Period14

Section 5.3Confidentiality14

Section 5.4Reporting15

Section 5.5Assumption of Contracts16

Article 6Conditions Precedent, Casualty Damage or Condemnation16

Section 6.1Conditions Precedent Favoring Purchaser16

Section 6.2Conditions Precedent Favoring Seller18

Section 6.3Risk of Loss19

Section 6.4Condemnation19

Section 6.5Allocation of Casualty and Condemnation Proceeds19

Section 6.6Leasing & Other Activities Prior to Closing22

Article 7Representations, Warranties and Covenants20

Section 7.1Purchaser’s Representations, Warranties and Covenants20

Section 7.2Seller Representations20

Section 7.3Seller’s Knowledge20

Section 7.4Anti-Sandbagging20

Article 8Closing23

Section 8.1Closing Date23

Section 8.2Seller’s Deliveries23

Section 8.3Purchaser’s Deliveries24

Section 8.4Costs and Prorations25

Section 8.5Tenant Notices25

Article 9Real Estate Commission25

Section 9.1Commissions25

Article 10Termination and Default25

EAST\185226983.6

Section 10.1Termination without Default25

Section 10.2Purchaser’s Default25

Section 10.3Seller’s Default25

Section 10.4Breach of Representations25

Article 11Miscellaneous25

Section 11.1Entire Agreement25

Section 11.2Binding On Successors and Assigns26

Section 11.3Assignment by Purchaser26

Section 11.4Waiver26

Section 11.5Governing Law26

Section 11.6Counterparts27

Section 11.7Notices27

Section 11.8Attorneys’ Fees27

Section 11.9IRS Real Estate Sales Reporting27

Section 11.10Time Periods27

Section 11.11Modification of Agreement27

Section 11.12Further Instruments27

Section 11.13Descriptive Headings; Word Meaning28

Section 11.14Time of the Essence28

Section 11.15Construction of Agreement28

Section 11.16Limitations on Liability28

Section 11.17Severability29

Section 11.18No Recording29

Section 11.19No Implied Agreement29

Section 11.20Facsimile Signatures29

Section 11.21Escrow Provisions30

Section 11.22Press Releases31

EAST\185226983.6

Exhibits
Exhibit A	-	Description of the Land
Exhibit B	-	Form of Tenant Estoppel Certificate
Exhibit B-1	-	Form of Seller Estoppel
Exhibit C	-	Lease Schedule
Exhibit D	-	List of Contracts
Exhibit E	-	Form of Deed
Exhibit F	-	Form of Bill of Sale and General Assignment
Exhibit G	-	Form of Assignment and Assumption Agreement
Exhibit H	-	Representation Certificate
Exhibit I	-	Form of Owner’s Title Affidavit
Exhibit J	-	Form of Agreement re Letter of Credit

EAST\185226983.6

EXHIBIT 2.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT is entered into as of the Effective Date (defined below) by and between [****] (the “Seller”), and CTO REALTY GROWTH, INC., a Maryland corporation (the “Purchaser”), and joined in for the limited purposes set forth herein by First American Title Insurance Company, as escrow agent.

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions
Section 1.1Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:

“Agreement” means this Real Estate Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning set forth in Section 7.1(h).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit G.

“Bill of Sale” shall mean a bill of sale and general assignment substantially in the form attached hereto as Exhibit F.

“Business Day” shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Boston, Massachusetts or the city in which the Real Property is located are obligated or authorized by law or executive action to be closed to the transaction of normal (and non-automated) banking business, and (iii) a day on which governmental functions in Boston, Massachusetts or the city in which the Real Property is located are interrupted because of extraordinary events such as hurricanes, blizzards, power outages or acts of terrorism.

“Claim Cap” shall have the meaning set forth in Section 10.4.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall mean the date that is fifteen (15) days following the expiration of the Study Period, as such date may be extended in accordance with Section 6.1(b).

“Closing Statement” shall have the meaning set forth in Section 8.4(k).

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

EAST\40737623.17

“Confidential Information” shall mean (a) all documents, studies, reports, test results, brochures, offering materials, photographs, leases, lease guarantees, rent rolls, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to the Property, the Leases, the Seller Parties and/or the Tenants and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, any and all proposals made in connection with a potential sale of the Property (including any proposals involving a price for the Property), whether the same are in electronic, pictorial, written or other form and (b) this Agreement, the terms hereof and any information contained herein or otherwise provided to Purchaser concerning the identity of the direct or indirect beneficial owners of Seller; provided, however that the term “Confidential Information” shall not include any information that (i) is in Purchaser’s possession before the Effective Date (and not obtained from Seller or a party acting on Seller’s behalf), (ii) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its agent, representative or affiliate in breach of this Agreement, (iii) is independently developed by Purchaser without reference to any information that is provided to Purchaser by or on behalf of Seller or (iv) is or becomes available to Purchaser from a source that is not, to Purchaser’s knowledge, bound by a duty of confidentiality to Seller or any other Seller Party.

“Contract Proposal Notice” shall mean a written notice from Seller to Purchaser in accordance with Section 6.6(b) that contains a reasonably detailed description of the proposed new Material Contract (or the proposed material amendment of an existing Material Contract) that Seller proposes to execute.

“Contracts” shall mean all service, maintenance, landscaping, telecommunications, cable, internet service, laundry, management, leasing, and other similar contracts affecting the Land or the Improvements, a list of which as of the Effective Date is set forth in Exhibit D, and any other contracts entered into by Seller after the Effective Date in accordance with the terms of this Agreement, including in each case all amendments, extensions, modifications and supplements thereto; provided, however, that the term “Contracts” shall not include the Leases.

“Deed” shall mean a special warranty deed substantially in the form attached hereto as Exhibit E.

“Delinquent Rent” shall mean any of the Rents or other amounts that, under the terms of the applicable Lease, are to be paid by the Tenants on or prior to the Closing Date, but which have not been received in good funds by Seller on or prior to the Closing Date.

“Deposit” shall have the meaning set forth in Section 3.1.

“Designated Seller Representative” shall mean [****].

“Documents” shall mean all documents, studies, reports and other information applicable to the Property or any portion thereof and obtained by or made available to Purchaser or its attorneys or agents prior to Closing, including title policies, pro-formas or commitments, title exception documents, litigation and lien searches, surveys, Leases, operating and financial statements, accounting reports, lease schedules, rent rolls, delinquency reports, estoppel certificates, environmental, engineering and soils reports, site and architectural plans, Contracts, inspection or maintenance reports, permits and approvals.

EAST\185226983.6

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” shall mean the date underneath the signature of Seller and Purchaser on the signature page of this Agreement; provided, however, that if such dates are different, the latest of such dates shall be the Effective Date.

“Election to Proceed Notice” shall have the meaning set forth in Section 5.2.

“Emergency Contract” shall mean any contract or agreement entered into by Seller after the Effective Date that, in Seller’s good faith judgment, is necessary in order to (i) prevent or ameliorate an immediate threat to the health, safety or welfare of any person at or in the immediate vicinity of the Property, (ii) prevent or ameliorate immediate physical damage or physical loss to the Property, (iii) avoid the suspension of any critical service in or to the Property (such as security systems or fire and life safety), or (iv) avoid criminal or civil liability on the part of Seller.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

“Escrow Agent” shall mean the Title Company, acting in its capacity as escrow agent for the transactions contemplated by this Agreement.

“Estoppel Requirement” shall have the meaning set forth in Section 6.1(a)(iv).

“Excluded Items” shall mean: (a) materials relating to the marketing efforts for the sale of the Property, including communications and agreements with other potential purchasers; (b) projections and other internal memoranda or materials; (c)  communications between Seller (or its advisors or affiliates) and the property manager and/or leasing broker for the Property; (e) appraisals, budgets, strategic plans for the Property, internal analyses (including analyses with respect to its leasing of space in the Property), computer software, and submissions relating to the obtaining of internal authorizations, and engineering and environmental reports received by Seller or its affiliates or advisors; (f) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller; (g) organizational documents of the Seller Parties and any agreements and communications between Seller and any affiliate or advisor of Seller; and (h) the personal property located in the on-site management office or elsewhere (including without limitation the website for the Property) used by the current property manager for the Property and not owned by Seller.

“Executive Order” shall have the meaning set forth in Section 7.1(l).

“Government List” shall mean any of (i) the lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601

EAST\185226983.6

“et seq.”) or any regulations promulgated thereunder (“CERCLA”); (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) or Clean Water Act (33 U.S.C. Section 1251 et seq.); (iv) petroleum, petroleum products and by-products including gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos-containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; (ix) any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including indoor or ambient air, surface water, ground water, land, soil or subsurface strata).

“Improvements” shall mean all buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land.

“Intangible Property” shall mean [****].

“Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

“Lease Expenses” shall mean all tenant improvement allowances and costs of improvement work required to be provided or performed by the landlord under the Leases, loss of income related to free rental periods, together with all brokerage commissions, legal fees, moving expenses, design expenses and other third party costs incurred by Seller in connection with the negotiation or execution of the Leases and/or the performance of the landlord’s obligations thereunder.

“Lease Proposal Notice” shall mean a written notice from Seller to Purchaser in accordance with Section 6.6(a) that: (a) identifies a Tenant or proposed Tenant; (b) contains a term sheet, letter of intent or other description of the material business terms of a proposed Lease Transaction; and (c) contains any relevant financial information about the Tenant or proposed Tenant that is in Seller’s possession or control.

“Lease Schedule” shall mean schedule of leases attached hereto as Exhibit C which Schedule (a) identifies all Tenant Leases in effect at the Project, (b) contains a list of all original leases, amendments, side letter agreements and guaranties, and (c) contains a rent roll, aged receivables report and list of Tenant security deposits.

EAST\185226983.6

“Lease Transaction” shall mean any of the following actions by Seller with respect to any Lease (or proposed Lease): (a) the execution of any new Lease; (b) the renewal or material modification of any Lease; or (c) the termination of any non-residential Lease other than on account of a default by the applicable tenant thereunder.

“Leases” shall mean all leases (other than subleases), including all amendments, extensions, modifications and supplements thereto, pursuant to which any Person uses or occupies any part of the Real Property.

[****].

[****].

[****].

[****].

“Non-Major Tenant” shall mean all Tenants of the Property other than Major Tenants.

“Operating Expense Pass-Throughs” shall have the meaning set forth in Section 8.4(e).

“Permitted Exceptions” shall mean: (a) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters reflecting the existence or terms of Leases shown on the Lease Schedule or entered into after the Effective Date in accordance with the terms of this Agreement, including non-disturbance agreements, notices (or short forms) of Leases and financing statements pertaining to Tenant property; (c) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, representatives or contractors; (d) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (e) all matters that the Title Company is willing to insure over without additional premium or indemnity from Purchaser and that, in the exercise of Purchaser’s reasonable business judgment, will not have a material adverse effect on the Property or Purchaser from and after Closing; (f) any lien or encumbrance that, pursuant to a Lease that is in force and effect on the Closing Date, is the responsibility of the applicable tenant; (g) the standard pre-printed exceptions and provisions contained in title insurance policies; (h) the Subdivision Approval; (i) all other matters shown on or referenced in the Title Commitment (other than Voluntary Liens) or the Survey, such state of facts as would be disclosed by a physical inspection of the Real Property on an ALA “as-built” survey of the Real Property as of the Title Objection Date, and all other matters affecting title to the Real Property within Purchaser’s Knowledge as of the Title Objection Date, except for those matters listed in this subsection (i) as to which, in accordance with Section 4.1(b): (i) Purchaser makes a written objection on or before the Title Objection Date; and (ii) Seller elects to use reasonable efforts to Remove. The term “Permitted Exceptions” shall also include any matters that become Permitted Exceptions in accordance with the provisions of Sections 4.1(b) – (c) below.

“Person” shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.

EAST\185226983.6

“Personal Property” shall mean all furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Improvements, subject to depletions, replacements and additions in the ordinary course of business, but excluding all Excluded Items.

“Plan” shall have the meaning set forth in Section 7.1(i).

“Property” shall mean, collectively, the Real Property, the Personal Property, Seller’s interest in the Leases, and the Intangible Property. The term “Property” does not include the Excluded Items.

“Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Intervening Title Objection Notice” shall have the meaning set forth in Section 4.1(c).

“Purchaser Intervening Title Objections” shall have the meaning set forth in Section 4.1(c).

“Purchaser Lease Expenses” shall mean, collectively: (a) any Lease Expenses not shown on Schedule 8.4 attached hereto (as such schedule may be updated by Seller prior to Closing to reflect amounts paid between the Effective Date and the Closing Date), and (b) any Lease Expenses arising out of or in connection with (i) any extension, expansion or other right exercised by any Tenant under any Lease on or after the Effective Date, or (ii) any new Lease or Lease modification entered into in accordance with Section 6.6(a) on or after the Effective Date; provided, however, that in the case of this subsection (ii), such Lease Expenses are provided for in the Leases (or any related lease commission agreements) or Lease Proposal Notice as delivered or made available to Purchaser pursuant to the terms of Section 6.6(a) and such Leases or Lease Proposal Notice is approved (or deemed approved) by Purchaser in accordance with this Agreement.

“Purchaser Title Election Date” shall have the meaning set forth in Section 4.1(c).

“Purchaser Title Objections” shall have the meaning set forth in Section 4.1(b).

“Purchaser’s Knowledge” shall mean the actual knowledge of Purchaser’s Representatives and: (a) all matters and information disclosed in this Agreement (including in any exhibit or schedule to this Agreement); (b) any matters and information disclosed in any of the Documents received by or made available to any of Purchaser’s Representatives before the Closing; and (c) any other matter or information disclosed in writing to any of Purchaser’s Representatives before the Closing. For purposes of this Agreement, Documents and other materials shall be deemed to have been “made available” to Purchaser’s Representatives only if, before the Closing, the same (1) are sent to Purchaser (including by email) at its address as set forth in Section 11.7 below; (2) are available for review by Purchaser’s Representatives at the Property; or (3) are available at the date site being maintained by Seller’s Broker.

EAST\185226983.6

“Purchaser’s Representatives” shall mean (i) Purchaser, (ii) any officers, directors, trustees, employees, agents, consultants, representatives, affiliates and attorneys of Purchaser; and (iii) any direct or indirect owner of any interest in Purchaser, and any officers, directors, trustees, employees, agents, consultants, representatives, affiliates and attorneys of any direct or indirect owner of any interest in Purchaser, but with respect to clauses (ii) and (iii), only if such Person conducts due diligence with respect to the Property or is otherwise involved in the transaction contemplated hereby.

“Real Property” shall mean, collectively, the Land and the Improvements.

“Remove” or “Removed” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Purchaser’s Owner’s Title Policy in form and substance satisfactory to Purchaser, without any additional cost or liability to the Purchaser.

“Rent” shall mean fixed and minimum rents and all additional rents, percentage rents, imposition charges, heating and cooling charges, charges for utilities, charges for parking and storage, and all other amounts and charges payable by the Tenants under the Leases.

“Required Purchaser Insurance” shall mean insurance that satisfies the following requirements or is otherwise approved in writing by Seller:

(a)Commercial General Liability Insurance on an “occurrence” basis, covering the activities of Purchaser’s Representatives on or about the Real Property, including (i) Protective Liability, (ii) Products/Completed Operations Liability, (iii) Broad Form Property Damage Liability, (iv) Worker’s Compensation insurance meeting the legally mandated limits of coverage and (v) Contractual Liability (which includes, without limitation, coverage for the indemnity and hold harmless agreement set forth in Section 5.1), against claims for bodily injury, personal injury (with employee and contractual exclusions deleted), property damage and death, with a combined single limit of not less than Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in aggregate, with aggregate limits of liability applying separately to Products/Completed Operations and all other general liability coverages combined;
(b)Each liability policy shall be written on an “occurrence” basis, if available. If any such policy is not available on an “occurrence” basis, and such policy is written on a “claims made” basis, such policy shall be subject to Seller’s prior written approval. Each policy must be written so that the effective (or retroactive) date of the policy is prior to the date of Purchaser’s (or its contractor’s, agent’s, affiliate’s or representative’s) first access to the Real Property. Any such “claims made” basis policy shall be maintained until the expiration of any applicable statute of limitations, but in any event for a period of not less than one (1) year following the Effective Date. The commercial general liability insurance shall be primary and non-contributory as to coverage for claims arising out of or resulting from work or activities undertaken by or on behalf of any of Purchaser’s Representatives and shall contain a waiver of subrogation in favor of Seller;
(c)If any such insurance policy expires before the termination of Purchaser’s obligation to carry such insurance pursuant to this Agreement, Seller shall be provided with renewal certificates or binders not less than fifteen (15) days prior to such expiration together with evidence of the payment of premiums thereon. Each such certificate of insurance shall

EAST\185226983.6

contain a provision that the coverage afforded under such policies will not be canceled or modified until at least thirty (30) days’ prior written notice has been given to Seller; and
(d)All such insurance shall be issued by an insurance company having a A.M. Best rating of at least A-VII.

[****].

“Security Deposits” shall mean all security deposits, access card or key deposits, cleaning fees and other deposits relating to space within the Real Property paid by Tenants to Seller or its managing agent.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller-Allocated Amounts” shall mean, collectively:

(a)with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the Effective Date, (i) the third-party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, reasonably incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and
(b)with respect to any casualty to any portion of the Property that occurs after the Effective Date, (i) the third-party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, reasonably incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual third-party costs incurred by Seller in stabilizing the Property following a casualty.

“Seller Parties” shall mean: (i) Seller, (ii) any officers, directors, trustees, employees, agents, consultants, representatives, affiliates, managers, investment advisors and attorneys of Seller, and (iii) any direct or indirect owner of any interest in Seller, and any officers, directors, trustees, employees, agents, consultants, representatives, affiliates, managers, investment advisors and attorneys of any direct or indirect owner of any interest in Seller.

“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2.

“Seller’s Additional Title Election Period” shall have the meaning set forth in Section 4.1(c).

[****].

“Seller’s Estoppel Certificate” shall mean an estoppel certificate from Seller substantially in the form attached hereto as Exhibit B-1.

“Seller’s Intervening Title Notice” shall have the meaning set forth in Section 4.1(c).

EAST\185226983.6

“Seller’s Title Election Period” shall have the meaning set forth in Section 4.1(b).

[****].

[****].

[****].

“Survey” shall have the meaning set forth in Section 4.1.

“Tax Appeal Proceeding” shall have the meaning set forth in Section 6.6(d).

“Tenant” shall mean each Person that is a tenant under a Lease of space within the Real Property.

“Tenant Notices” shall have the meaning set forth in Section 8.5.

“Tenant Receivables” shall have the meaning set forth in Section 8.4(f).

“Termination Notice” shall have the meaning set forth in Section 5.2.

“Title Commitment” shall mean a commitment for title insurance issued by the Title Company to Purchaser.

“Title Company” shall mean the Boston office of First American Title Insurance Company.

“Title Documents” shall mean all documents referred to in the Title Commitment.

“Title Objection Date” shall mean the date that is five (5) days before the end of the Study Period.

“Title Objection Notice” shall have the meaning set forth in Section 4.1(b).

“Unbilled Tenant Receivables” shall have the meaning set forth in Section 8.4(f).

“Uncollected Delinquent Tenant Receivables” have the meaning set forth in Section 8.4(f).

“Utility Deposits” shall mean all deposits made by or on behalf of Seller with the Persons providing water, sewer, gas, electricity, telephone and other utilities to the Real Property.

“Voluntary Lien” shall mean (a) any mortgage or deed of trust granted or assumed by Seller and encumbering the Property or any portion thereof; (b) any mechanic’s or materialmen’s lien encumbering the Property or any portion thereof and arising by reason of any work at the Real Property performed before the Closing under a contract directly with Seller; and (c) any other lien encumbering the Property or any portion thereof that is voluntarily granted by Seller and secures the repayment of money.

EAST\185226983.6

Article 2
Agreement; Purchase Price
Section 2.1Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.
Section 2.2Purchase Price. The Purchase Price for the Property shall be Seventy Million Five Hundred Thousand Dollars ($70,500,000.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.
Article 3
Deposit
Section 3.1Deposit. [****].
Section 3.2Additional Deposit. [****].
Article 4
Survey and Title Commitment
Section 4.1Title and Survey.
(a)Within five (5) days after the Effective Date, Purchaser shall: (i) order an ALTA “as built” survey of the Real Property (the “Survey”) by a licensed surveyor or registered professional engineer; and (ii) cause the Title Company to prepare and furnish the Title Commitment to Purchaser and Seller, together with copies of all instruments referred to thereon as exceptions to title. The Survey (and all related survey certifications) shall be addressed to both Purchaser and Seller.
(b)Purchaser shall have until the Title Objection Date to give Seller a single written notice (the “Title Objection Notice”) that sets forth in reasonable detail any objections that Purchaser has to title or survey matters affecting the Property (the “Purchaser Title Objections”). If Purchaser fails to include an objection to any title or survey matter affecting the Property as of the date of the Survey or the effective date of the Title Commitment, as applicable, in the Title Objection Notice, or if Purchaser fails timely to give Seller a Title Objection Notice, any such matters shall be Permitted Exceptions and Purchaser shall have no further right to object to such matters. Seller shall have four (4) days from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to use reasonable efforts to Remove the Purchaser Title Objections by the Closing Date. If Seller fails to give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to Remove the Purchaser Title Objections. If Seller elects or is deemed to have elected not to attempt to Remove any one or more of the Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall have until the end of the Study Period to determine whether to take title to the Property subject to such matters or to terminate this Agreement in accordance with Section 5.2. If Seller elects to use reasonable efforts to Remove any one or more of the Purchaser Title Objections, Seller shall have until the Closing Date to cause the same to be Removed, failing which Purchaser shall have the option of either accepting the title as it

EAST\185226983.6

then is or demanding a refund of the deposit, which shall be returned to Purchaser promptly following Purchaser’s certification that it has complied with its obligations under Section 5.3(c); thereupon, except for those obligations that expressly survive the termination of this Agreement, Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Seller elects to use reasonable efforts to Remove any one or more Purchaser Title Objections, Seller shall use such efforts to Remove such Purchaser Title Objections on or before the Closing Date, except that (y) Seller shall in no event be required to bring suit to clear any claimed title or survey defects and (z) except for Voluntary Liens, Seller shall not be required to expend more than a total of Twenty-Five Thousand Dollars ($25,000) in the aggregate to Remove the Purchaser Title Objections and any Purchaser Intervening Title Objections.
(c)If, after the end of the Study Period but before the Closing Date, Purchaser first receives an update of the Title Commitment that takes exception for matters that are not disclosed in the Title Commitment, do not constitute any of the matters described in subsections (a) through (g) of the definition of Permitted Exceptions, and can reasonably be expected to have a material adverse effect on title to the Real Property from and after the Closing in Purchaser’s reasonable discretion, Purchaser shall have the right to give Seller a written notice (a “Purchaser Intervening Title Objection Notice”) that sets forth such matters in reasonable detail (“Purchaser Intervening Title Objections”); provided, however, that: (i) any Purchaser Intervening Title Objection Notice (together with copies of the applicable updated title commitment or title report and the applicable underlying exception documents referenced therein) must be provided to Seller within five (5) days after Purchaser receives the same (but in no event later than the Closing Date). If Purchaser fails to include an objection to any intervening title or survey matter affecting the Property as of the effective date of the updated Title Commitment in a Purchaser Intervening Title Objection Notice, or if Purchaser fails timely to give Seller a Purchaser Intervening Title Objection Notice, any such matters shall be Permitted Exceptions and Purchaser shall have no further right to object to such matters. Seller shall have five (5) days from its receipt of a Purchaser Intervening Title Objection Notice (“Seller’s Additional Title Election Period”) to give Purchaser a written notice (“Seller’s Intervening Title Notice”) that identifies the Purchaser Intervening Title Objections, if any, that Seller will attempt to Remove by the Closing Date. If Seller does not give Seller’s Intervening Title Notice by the end of Seller’s Additional Title Election Period, Seller shall be deemed to have elected not to Remove any matters set forth in the applicable Purchaser Intervening Title Election Notice. Any Purchaser Intervening Title Objections that are not identified in a Seller’s Intervening Title Notice as matters that Seller will attempt to Remove by Closing, or Purchaser Intervening Title Objections that Seller is deemed to have elected not to Remove, shall constitute Permitted Exceptions and Purchaser shall have until the earlier of (1) five (5) days after the expiration of Seller’s Additional Title Election Period and (2) the Closing Date (the earlier of such dates, the “Purchaser Title Election Date”) to give Seller written notice that Purchaser elects either to waive the applicable Purchaser Intervening Title Objections or to terminate this Agreement, and if Purchaser gives Seller a written termination notice by the Purchaser Title Election Date, this Agreement shall terminate, the deposit shall be returned to Purchaser promptly following Purchaser’s certification to Seller that Purchaser has complied with its obligations under Section 5.3(d) and therefor Purchaser and Seller shall have no further obligations or liabilities under this Agreement except for the obligations that expressly survive the termination of this Agreement. If Purchaser timely gives Seller a Purchaser Intervening Title Objection Notice in accordance with the above provisions and Seller elects to use reasonable efforts to Remove any one or more of the Purchaser Intervening Title Objections, then (A) the Purchaser Intervening Title

EAST\185226983.6

Objections that are identified in a Seller’s Intervening Title Notice as matters that Seller will attempt to Remove by Closing shall not constitute Permitted Exceptions, (B) Seller shall have until the Closing Date to Remove such matters, and (C) if such matters are not Removed by the Closing Date, Purchaser shall have the option of either accepting title subject to such Purchaser Intervening Title Objections or demanding a refund of the deposit, in which event the Deposit shall returned to Purchaser promptly following Purchaser’s certification to Seller that Purchaser has complied with its obligations under Section 5.3(c), this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities under this Agreement except for the except for the obligations that expressly survive the termination of this Agreement. If Seller elects to use reasonable efforts to Remove any one or more Purchaser Intervening Title Objections, Seller shall in no event be required to bring suit to clear any claimed title or survey defects, and in no event shall Seller’s election to use “reasonable efforts” obligate Seller to expend more than Twenty-Five Thousand Dollars ($25,000) in the aggregate.
(d)Notwithstanding anything to the contrary herein, all Voluntary Liens will be satisfied by Seller on or prior to the Closing or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Purchaser’s attorney is made for recording following the Closing of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.
(e)Seller shall be entitled to extend the Closing Date pursuant to Section 6.1(b) for the purpose of Removing any exceptions to title that are not Permitted Exceptions.
(f)Purchaser shall be entitled to request that the Title Company provide such endorsements to the Purchaser’s title insurance policy as Purchaser may reasonably require, provided that (i) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon its ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.
(g)Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser prior to Closing, an estoppel certificate from any parties to any existing reciprocal easement agreement, declaration of covenants, or similar document, in the form of which shall be delivered by Purchaser to Seller; provided, however, that receipt of any such estoppel letters shall not be a condition to Closing.
Article 5
Inspection, Audit and Financing
Section 5.1Access. While this Agreement is in effect, Purchaser, personally or through its authorized agent or representative, shall be entitled upon reasonable advance notice to Seller to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following

EAST\185226983.6

limitations: (a) such access shall be subject to the rights of Tenants and shall not violate any law or agreement to which Seller is a party or otherwise expose Seller to a material risk of liability; (b) Purchaser shall give Seller written notice at least two (2) Business Days before Purchaser or its agent or representative conduct any inspections of any portion of the Property or communicate with any Tenant, with any property management, marketing or leasing personnel or agents for the Property, any ground lessor or lessee for all or any portion of the Property, and a representative of Seller shall have the right to be present when Purchaser or its representatives or agents conduct investigations on the Property or communicate with any of the foregoing; (c) neither Purchaser nor its representatives or agents shall interfere with the use, occupancy or enjoyment of any Tenants, subtenants or other occupants of the Property or their respective employees, contractors, customers or guests; (d) neither Purchaser nor its representatives or agents shall damage the Property or any portion thereof; (e) unless Seller agrees otherwise in writing, before Purchaser or its agents, representatives or affiliates enter onto the Real Property, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured and evidencing that Purchaser has the Required Purchaser Insurance; (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews and all communications with Tenants on an expeditious and efficient basis; and (ii) indemnify, defend and hold harmless the Seller Parties against and from any and all claims (whether third party claims or claims by Seller Parties or others against Purchaser) (but excluding from the foregoing indemnity any claims relating to pre-existing conditions and/or the gross negligence or willful misconduct of Seller or any of Seller’s agents or representatives), damages (including property damage), losses, liabilities, costs and liens arising out of or in connection with the inspection of the Property by, or the presence thereon of, Purchaser or its affiliates, representatives, agents, contractors, consultants, employees, or licensees, which indemnification obligation shall survive the Closing or termination of this Agreement; (g) without Seller’s prior written consent, which Seller may give or withhold in its absolute discretion, neither Purchaser nor its affiliates, representatives, agents, contractors, consultants, employees, or licensees shall conduct any Phase II exams, soil borings, testing or sampling of any surface or subsurface soils, water or other materials, or other invasive tests on or around the Property; (h) Purchaser shall, at Purchaser’s sole cost and expense, promptly restore the Property or any portion thereof where Purchaser or any its affiliates, agents or representatives have performed any inspections to the same condition it was in prior to such inspection, failing which Seller may perform such restoration and Purchaser shall promptly reimburse Seller for the reasonable cost thereof; and (i) in no event shall Purchaser or its affiliates, attorneys, agents or representatives communicate with any governmental agency concerning the Property or the potential sale of the Property; provided, however, that as long as this Agreement is in effect, Purchaser and its affiliates, attorneys, agents or representatives may contact the zoning and/or building department of the city in which the Real Property is located as part of Purchaser’s customary due diligence to confirm compliance with applicable zoning and building code requirements provided that: (x) neither Purchaser nor its affiliates, attorneys, agents or representatives shall disclose the proposed purchase price to be paid for the purchase of the Property to any of such governmental authorities; (y) in no event shall Purchaser or its affiliates, attorneys, agents or representatives request any inspections of the Property by any of such governmental authorities; and (z) Purchaser and its affiliates, attorneys, agents or representatives shall use commercially reasonable efforts to avoid triggering any inspections of the Property by any of such governmental authorities.

Further, while this Agreement is in effect, Seller agrees to make available to Purchaser, or to its duly authorized agents or representatives, copies of all Leases and all applicable books

EAST\185226983.6

and records relating to the Property and the operation and maintenance thereof to the extent that such materials are in Seller’s possession or control and do not constitute Excluded Items. Such items may be examined at reasonable times during normal business hours upon prior reasonable notice to Seller.

Section 5.2Study Period. Subject to the provisions of Section 5.1, Purchaser shall have the Study Period to physically inspect the Property, review the economic data, underwrite the Tenants and review the Leases and Contracts, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, and to otherwise conduct such due diligence review of the Property and all records and other materials related thereto as Purchaser, in its sole discretion, deems appropriate. This Agreement shall terminate unless, before the end of the Study Period, Purchaser gives Seller written notice (an “Election to Proceed Notice”) that Purchaser has elected to proceed with the purchase of the Property subject to and in accordance with the terms of this Agreement. In addition, at any time before the end of the Study Period, Purchaser may, in its sole and absolute discretion, terminate this Agreement by giving a written notice to Seller (a “Termination Notice”) stating that Purchaser elects to terminate this Agreement. If Purchaser gives a Termination Notice before the end of the Study Period, this Agreement shall terminate upon the giving of such notice. If Purchaser does not give a Termination Notice before the end of the Study Period but fails to give an Election to Proceed Notice before the end of the Study Period, this Agreement shall automatically terminate upon the end of the Study Period. If this Agreement terminates pursuant to this Section 5.2, the Deposit promptly shall be returned to Purchaser and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than those obligations that, by the express terms of this Agreement, survive the termination of this Agreement. If Purchaser gives an Election to Proceed Notice before the end of the Study Period, Purchaser shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this Section 5.2, the Deposit shall be non-refundable except as otherwise expressly provided for elsewhere in this Agreement, and Purchaser shall be obligated to purchase the Property subject to and in accordance with the terms hereof.
Section 5.3Confidentiality.
(a)Purchaser shall hold all Confidential Information in confidence and, prior to the Closing, shall not disclose or permit the disclosure of the Confidential Information to any Person without the Seller’s prior written consent. Purchaser further agrees that, before the Closing, Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Prior to the Closing, Purchaser shall not disclose the transaction contemplated hereby or the Confidential Information to any Person, other than to such of its employees, officers, directors, attorneys, accountants, lenders and investors who (i) have a need to review the Confidential Information for the purpose of advising Purchaser on the suitability of the Property for purchase, (ii) have been informed in writing of the confidential nature of such information and (iii) have agreed to be bound by the terms of this Agreement. Purchaser shall ensure that all Persons to whom it discloses the Confidential Information shall keep the same confidential in accordance with the terms of this Agreement. In any event, Purchaser shall be responsible for any breach of this Agreement by any Person to whom Purchaser discloses the Confidential Information.

EAST\185226983.6

(b)Notwithstanding the above terms, to the extent that Purchaser is required to disclose the Confidential Information by law, regulation or stock exchange rule or pursuant to a subpoena, court order or other legal proceeding, Purchaser shall notify Seller (both by telephone and in writing) within one (1) Business Day of its knowledge of such legally required disclosure. Purchaser shall cooperate with Seller’s counsel in any appeal or challenge to such disclosure made by Seller. If no protective order or similar relief is obtained, Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential and (iii) exercise reasonable efforts to provide Seller with a copy of the information to be disclosed before the same is given to any third party. In addition, and notwithstanding anything to the contrary in this Agreement, Purchaser may disclose any portion of the Confidential Information that is generally available to the public, other than any portion of the Confidential Information that becomes available to the public as a result of a previous disclosure by Purchaser in violation of this Agreement.
(c)If this Agreement is terminated, (i) Purchaser shall promptly deliver to Seller all the Confidential Information (or portions thereof requested by Seller) which is in tangible form, including any copies Purchaser has made and other embodiments thereof, and (ii) Purchaser shall destroy all extracts, summaries and compilations thereof and references thereto which are in Purchaser’s notes, documents, databases or other records (whether prepared by Purchaser or by Seller), and in either case Purchaser will certify in writing to Seller that it has done so.
(d)Purchaser acknowledges that the Confidential Information is of a special, unique, unusual, extraordinary and intellectual character and that Seller’s interest in the Confidential Information may be irreparably injured by disclosure of such Confidential Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach by the Purchaser of Section 5.3 of this Agreement by it and that, in addition to all other remedies available at law or in equity, Purchaser shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach of Section 5.3 of this Agreement and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

The provisions of this Section 5.3 shall survive the termination of this Agreement.

Section 5.4Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a governmental authority if, (a) in the written opinion of Purchaser’s outside legal counsel, Purchaser is required by law to make such disclosure, and (b) Purchaser gives Seller not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion; provided, however, that if, pursuant to applicable law, Purchaser is obligated to make such disclosure before the end of such ten (10) day period, Purchaser shall provide Seller with such written notice and legal opinion as far in advance of the legally required disclosure as is reasonably practicable.

EAST\185226983.6

Section 5.5Assumption of Contracts. Before the end of the Study Period, Purchaser may give written notice to Seller (a “Contract Termination Notice”) of any Contracts that Purchaser desires to have terminated. If Purchaser gives a Contract Termination Notice before the end of the Study Period, then with respect to the Contracts identified in such notice, Seller shall send a notice of termination to the applicable service provider on or before the Closing Date; provided, however, that the effective date of the termination may not occur until after the Closing (in which event, such Contract shall be assigned to and assumed by Purchaser subject to the termination notice). All Contracts with respect to which Purchaser does not give a Contract Termination Notice by the end of the Study Period, shall be deemed approved by Purchaser and shall be assigned to and assumed by Purchaser at the Closing pursuant to the Assignment and Assumption Agreement.
Article 6
Conditions Precedent, Casualty Damage or Condemnation
Section 6.1Conditions Precedent Favoring Purchaser.
(a)Purchaser’s obligation to purchase the Property is subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.
(i)Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
(ii)On the Closing Date, the Seller Representations shall be true, complete and accurate subject to: (A) changes that: (x) are caused by any of the Purchaser’s Representatives; (y) cannot reasonably be expected, individually or in the aggregate, to have a material adverse effect on Purchaser from and after the Closing Date; or (z) are a result of the ownership, operation, management and/or leasing of the Property in the normal course of business in compliance with Section 6.6 of this Agreement; and (B) any modification (or deemed modification) to any Seller Representation pursuant to Section 6.1(a)(iv) (that cannot reasonably be expected to have a material adverse effect on Purchaser following the Closing), Section 7.4(a) or Section 7.4(b).
(iii)On the Closing Date, fee simple title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions.
(iv)Purchaser shall have received estoppel certificates confirming the accuracy in all material respects of the Lease Schedule from: (1) each Major Tenant; and (2) a sufficient number of Non-Major Tenants so that, in the aggregate, Purchaser receives estoppel certificates that cover at least seventy-five percent (75%) (by net rentable square feet) of the Improvements that are subject to Leases as of the Closing (the “Estoppel Requirement”). Notwithstanding the foregoing, if Seller is unable to obtain a sufficient number of estoppel certificates from Tenants to meet the Estoppel Requirement, Seller may, at its sole option, substitute Seller’s Estoppel Certificates for the Non-Major Tenants to the extent necessary to satisfy the Estoppel Requirement. Seller may not provide a Seller Estoppel Certificate for Major Tenant’s unless approved by Purchaser. With respect to any Tenant for whom Seller delivers a

EAST\185226983.6

Seller’s Estoppel Certificate, Seller shall be entitled to continue to deal with such Tenant after Closing to attempt to obtain an estoppel certificate from such Tenant. If Purchaser subsequently receives an estoppel certificate from any Tenant for whom Seller has delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability to the extent that the information contained in the estoppel certificate obtained from the Tenant is consistent with the information contained in Seller’s Estoppel Certificate. All Tenant estoppel certificates required hereby shall be substantially in the form attached hereto as Exhibit B; provided, however, that (a) in connection with any Lease that provides for a form of Tenant estoppel certificate (or the contents thereof), then the delivery of an estoppel certificate that complies in all material respects with the applicable Lease shall in all events be deemed to satisfy the requirements of this provision as to such Lease, (b) in connection with any Lease to a governmental body, then an estoppel certificate or confirmation letter or similar instrument in such governmental body’s customary form shall be deemed to satisfy the requirement of this provision and (c) Purchaser shall have no right to object to an estoppel certificate solely because it limits one or more statements to the best of the tenant’s knowledge or contains a general conditional statement such as “we reserve all rights” or “subject to our audit rights as set forth in the Lease.” Any Tenant estoppel certificate meeting the requirements of the immediately preceding sentence shall count towards the Estoppel Requirement unless it (A) discloses any material default by Seller not within Purchaser’s Knowledge as of the end of the Study Period or (B) contains information that is inconsistent with the information set forth in the Lease Schedule or the Leases as made available to Purchaser before the end of the Study Period, unless such inconsistency (i) was disclosed to Purchaser before the end of the Study Period or (ii) cannot reasonably be expected to have a material adverse effect on Purchaser following the Closing. If any Tenant estoppel certificate provided to Purchaser before the Closing contains any information that is inconsistent with any Seller Representation, the Seller Representation shall be deemed modified by the information contained in such estoppel certificate. Notwithstanding anything to the contrary, an estoppel certificate that would otherwise satisfy the requirements for an acceptable estoppel certificate above, except for an alleged “landlord default” set forth in such certificate shall be deemed acceptable and shall count toward the Estoppel Requirement if Seller cures such asserted landlord default at or prior to the applicable Closing as evidenced to Purchaser’s reasonable satisfaction.

Seller shall use good faith efforts to obtain estoppel certificates that satisfy the Estoppel Requirement, provided that Seller shall in no event be obligated to expend any funds in connection with obtaining such estoppels, and Purchaser agrees that in no event shall the failure of Seller to obtain sufficient estoppel certificates to satisfy the Estoppel Requirement in and of itself constitute a default by Seller under this Agreement. Notwithstanding anything to the contrary in this Agreement, all clean Tenant estoppel certificates provided to Purchaser before the end of the Study Period shall conclusively be deemed to count toward the satisfaction of the Estoppel Requirement. If Purchaser believes that any estoppel certificate delivered to it after the end of the Study Period should not count toward the satisfaction of the Estoppel Requirement as provided for in Section 6.1(a)(iv) above, Purchaser shall so notify Seller in writing within three (3) Business Days from Purchaser’s receipt of such estoppel certificate in accordance with the notice provisions of this Agreement, which notice must set forth in reasonable detail the reasons why Purchaser does not believe that the estoppel certificate in question satisfies the requirements of Section 6.1(a)(iv). With respect to any estoppel certificate delivered to Purchaser after the end of the Study Period as to which Purchaser does not so provide Seller with written notice of its

EAST\185226983.6

objections within such three (3) Business Days, Purchaser shall be deemed to have approved the applicable estoppel certificate.

(v)Seller has obtained the Subdivision Approval.  Seller at its sole cost shall make commercially reasonable, good faith efforts to achieve the Subdivision Approval.
(b)Notwithstanding the foregoing, if the conditions set forth in this Section 6.1 or any other condition of Closing shall not have been fulfilled on or before the Closing Date, and/or if Seller shall elect to extend the Closing Date pursuant to Section 4.1(e) and/or Section 7.4(b), Purchaser or Seller shall each have the right, exercisable by written notice to the other party hereunder at or before the Closing, to extend the Closing Date for one or more periods of up to fifteen (15) days in total to provide additional time for the fulfillment of such conditions, but in any event not to extend beyond December 31, 2021.
(c)Subject to Purchaser’s right to terminate this Agreement prior to the expiration of the Study Period in accordance with the terms of Section 5.2 and except for the Subdivision Approval, Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (ii) modification of any existing land use restriction, or (iii) consents to assignments of any service contracts or other agreements which Purchaser requests, or (iv) endorsements to any title insurance to be obtained by Purchaser or its lender (unless Seller has agreed to provide an endorsement to cure a title objection), or (v)  any debt or equity financing for acquisition of the Property.
Section 6.2Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Seller to Purchaser.
(a)Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.
(b)On the Closing Date, the representations and warranties of Purchaser set forth in Section 7.1 shall be true, complete and accurate subject to changes that: (y) are caused by the acts or omissions of Seller or its agents or affiliates; or (z) cannot reasonably be expected, in the aggregate, to have a material adverse effect on Seller.
(c)Seller shall have received confirmation from Escrow Agent that it has received the payment of the Purchase Price in accordance with Section 2.2 (subject to the adjustments, apportionments and credits as provided for herein) and all other amounts due to Seller from Purchaser hereunder, and that Escrow Agent is in possession of written authorization from Purchaser to disburse such funds at the direction of Seller at Closing.
(d)Seller has obtained the Subdivision Approval.

EAST\185226983.6

Section 6.3Risk of Loss. If a Material Casualty occurs after the end of the Study Period but before the Closing, Purchaser may, at Purchaser’s sole option, elect either to:
(a)terminate this Agreement and receive back the Deposit; or
(b)close the transaction contemplated by this Agreement.

In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Purchaser elects to proceed pursuant to Section 6.3(b), (i) Purchaser shall purchase the Property in accordance with the terms hereof (without a reduction in the Purchase Price except as provided for in Section 6.5 below), and (ii) Seller shall assign to Purchaser at Closing any rights of Seller to insurance proceeds payable on account of such damage as provided for in Section 6.5. With respect to any Material Casualty, Purchaser shall be deemed to have elected to proceed under Section 6.3(b) unless, within ten (10) days from written notice of such Material Casualty, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.3(a).

Section 6.4Condemnation. If a Material Taking occurs after the end of the Study Period but before the Closing, Purchaser may, at Purchaser’s sole option, elect either to:
(a)terminate this Agreement and receive back the Deposit; or
(b)close the transaction contemplated by this Agreement.

In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Purchaser elects to proceed under Section 6.4(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing any rights of Seller to condemnation proceeds payable as a result of such condemnation as provided for in Section 6.5. With respect to any Material Taking, Purchaser shall be deemed to have elected to proceed under Section 6.4(b) unless, within ten (10) days from written notice of such Material Taking, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4(a).

Section 6.5Allocation of Casualty and Condemnation Proceeds. If a condemnation or casualty occurs after the Effective Date and this Agreement is not terminated as permitted pursuant to the terms of Section 6.3 or Section 6.4, as applicable, then this Agreement shall remain in full force and effect, Purchaser shall acquire the remainder of the Property (as affected by such casualty or condemnation) upon the terms and conditions set forth herein, and at the Closing:
(a)if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Purchaser shall receive a credit at Closing equal to (i) the amount of any such awards or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and
(b)to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Purchaser shall

EAST\185226983.6

receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Purchaser at the Closing the rights of Seller to, and Purchaser shall be entitled to receive and retain, such awards or proceeds; provided, however, that within three (3) Business Days after receipt of such awards or proceeds, Purchaser shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller (and Purchaser’s obligation to pay such amount to Seller shall survive the Closing).
(c)[****]
Article 7
Representations, Warranties and Covenants
Section 7.1[****]
Section 7.2[****]
Section 7.3[****]
Section 7.4[****]
Section 7.5AS-IS Sale.
(a)Purchaser acknowledges and agrees that: (i) it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that, prior to the end of the Study Period, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate; (ii) except for the Seller Representations, Purchaser has not relied upon any warranties, representations or guaranties of any kind, express or implied, oral or written, by any of the Seller Parties; and (iii) any environmental, physical condition or other reports provided to Purchaser by any Seller Party are provided for informational purposes only and without any representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein, and Purchaser shall rely solely on its own investigations and on reports prepared by any consultants engaged by Purchaser and not on any environmental, physical condition or other reports provided to Purchaser by any Seller Party.
(b)Except for the Seller Representations and as set forth in Seller’s Deliveries, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price. Without limiting the foregoing, Purchaser specifically acknowledges that, except for the Seller Representations or Seller Deliveries, neither Seller nor any of the other Seller Party has made, and is not now making, and specifically disclaims, any warranties, representations or guaranties of any kind, express or implied, oral or written, present, past or future, as to any matters concerning the Property including: (1) the value of the Property; (2) the income and expenses associates with the Property; (3) the conformance of any financial information to any particular

EAST\185226983.6

accounting standards; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (5) the manner, quality, state of repair or lack of repair of the Property (including the roof, foundation, HVAC systems or any other component of the Property or any improvements thereon); (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (7) the compliance of or by Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with environmental laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Fair Housing Act, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time) or under any federal, state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials; (10) the presence or absence of radon gas, methane gas, asbestos any other Hazardous Materials at, on, under, or adjacent to the Property; (11) the conformity of any improvements to any plans or specifications, including any plans and specifications that may have been or may be provided to Purchaser; (12) the conformity of the Property to past, current or future applicable zoning or building requirements; (13) geological conditions, including subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes; (14) whether, and to the extent to which, the Real Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; (15) drainage; (16) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring; (17) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (18) the existence of vested land use, zoning or building entitlements affecting the Property or the potential for further development of the Property; (19) water rights or the availability of or access to water; (20) the presence or suitability of any utilities or availability thereof; (21) the completeness or accuracy of any reports or other information provided to Purchaser by any Seller Party; (22) any matters relating to the Leases or the Tenants; (23) the tax consequences of the transaction contemplated hereby; (24) any other matter relating to the Property or to the development, construction, leasing, operation, or sale of the Property; or (25) the conformance of any financial information to any accounting principles or the merchantability or fitness of the Property for any particular purpose. Purchaser acknowledges and agrees that, except for Seller’s Representations, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Purchaser, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist.

EAST\185226983.6

(c)Without limiting the foregoing, Purchaser hereby agrees that, if at any time after the Closing, any third-party or governmental agency seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Real Property or emanating therefrom, then Purchaser waives on behalf of itself and its successors and assigns any rights Purchaser may have against Seller in connection therewith, including under CERCLA, and Purchaser agrees for itself its successors and assigns that neither Purchaser nor any of its successors or assigns shall (1) implead any Seller Party, (2) bring a contribution action or similar action against any Seller Party or (3) attempt in any way to hold any Seller Party responsible with respect to any such matter.
(d)Except as expressly provided below in this Section 7.6(d), Purchaser, on its own behalf and its successors and assigns, hereby releases Seller and the other Seller Parties from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:
(i)any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of the Seller Parties or any agent of Seller to Purchaser or any of Purchaser’s agents or representatives; and
(ii)any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property and/or the ownership and operation thereof, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in Section 7.5(b);

Purchaser irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release; provided, however, that this release is not intended and shall not be construed to affect or impair any rights or remedies that Purchaser may have against Seller as a result of a breach of any of the Seller Representations or Seller’s Deliveries or of any covenant of Seller expressly set forth in this Agreement that expressly survives the Closing, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

(e)Purchaser acknowledges and agrees that (1) Purchaser may hereinafter discover facts different from or in addition to those now (or as of the Closing) known to Purchaser, (2) Purchaser’s agreement to release, acquit and discharge Seller and the other Seller Parties as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) Purchaser, for itself and its successors and assigns, knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, and (4) upon the completion of the Closing, Seller shall be deemed to have satisfied all of Seller’s obligations, covenants and liabilities in this Agreement and in any documents executed by Seller in connection herewith other than those obligations of Seller that,

EAST\185226983.6

by the express terms of this Agreement, survive the Closing (in which case such survival and any associated liability shall be subject to the limitations set forth in this Agreement).
(f)Purchaser acknowledges and agrees that the releases set forth in this Section 7.5 may include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist, that, if known by Purchaser, would materially affect Purchaser’s release of Seller and/or the other Seller Parties. Purchaser specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(g)Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of this Section 7.5 were a material factor in Seller’s acceptance of the Purchase Price and that Seller would be unwilling to sell the Property to Purchaser without Purchaser’s agreements as set forth in this Section 7.5.
(h)Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.5 shall survive the Closing or termination of this Agreement without limitation.

Article 8
Closing
Section 8.1Closing Date. Subject to Seller’s right to extend the Closing Date as provided in this Agreement, the Closing shall take place on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company. In the event that the Title Company is not unconditionally released by Purchaser to pay to Seller the full amount of the Purchase Price, unless such conditions are do the delay of the Seller, as increased or decreased by prorations provided for herein, in immediately available wire transfer funds by 2:00 p.m. (East Coast Time) on the Closing Date, at Seller’s election the Closing shall be deemed to have occurred on the following Business Day and the credits and prorations shall be recalculated accordingly.
Section 8.2Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered, at Seller’s sole expense, each of the following items, each executed and acknowledged to the extent appropriate:
(a)The Deed;
(b)The Bill of Sale;
(c)The Assignment and Assumption Agreement;
(d)The Lease Expense Escrow Agreement (as hereinafter defined);

EAST\185226983.6

(e)A non-foreign person affidavit sworn to by the sole member of Seller as required by Section 1445 of the Code;
(f)A certificate updating the Seller Representations substantially in the form of Exhibit H;
(g)A Title Affidavit in the form attached hereto as Exhibit I and such evidence as may be reasonably required by the Title Company relating to  the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;
(h)A duly-executed Closing Statement;
(i)An updated Lease Schedule;
(j)The Tenant Notices;
(k)All keys in Seller’s possession or control to all locks on the Improvements;
(l)The Leases (which may be made available at the Property as of the Closing);
(m)Any tenant estoppel certificates in Seller’s possession that have not previously been delivered to Purchaser; and
(n)All Contracts and all other documents in the possession or control of Seller and material to Purchaser’s ownership or operation of the Property, including all permits, licenses, approvals, plans, specifications, guaranties and warranties relating to the Property and in Seller’s possession or control (all of which may be made available at the Real Property as of the Closing), but excluding the Excluded Items.
Section 8.3Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items:
(a)Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit, and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses. If the proceeds due from Purchaser are not received by Seller in good funds by 2:00 p.m. East Coast Time on the Closing Date, the Purchaser shall be responsible for any additional interest or other costs imposed by Seller’s lender in connection with the payoff of the existing mortgage loan on the Property;
(b)Duly executed and acknowledged originals of the Assignment and Assumption Agreement and the Closing Statement;
(c)The Lease Expense Escrow Agreement;
(d)Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or

EAST\185226983.6

Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property; and
(e)The Tenant Notices.
Section 8.4[****]
Section 8.5Tenant Notices. Seller and Purchaser agree to execute, at Closing, a written notice of the acquisition of the Property by Purchaser, in sufficient copies for transmittal to all Tenants and properly addressed to all such Tenants (the “Tenant Notices”). Such notice shall be prepared by Purchaser and approved by Seller, shall notify the Tenants of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser or required by law. Purchaser shall submit the Tenant Notices to Seller not less than two (2) Business Days before the Closing Date. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.
Article 9
Real Estate Commission
Section 9.1Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Seller shall indemnify Purchaser against all claims, costs and liability relating to any claim by Seller’s Broker or any other Person claiming by, through or under Seller’s Broker. Such commissions shall be paid in full at Closing. Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing in connection with this transaction, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other broker or agent based on action or alleged action of such indemnifying party. The provisions of this paragraph shall survive the Closing or termination of this Agreement.
Article 10
Termination and Default
Section 10.1[****]
Section 10.2[****]
Section 10.3[****]
Section 10.4[****]
Article 11
Miscellaneous
Section 11.1Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes

EAST\185226983.6

all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.
Section 11.2Binding On Successors and Assigns. Subject to Section 10.4 and Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 11.3Assignment by Purchaser. Without the prior written consent of Seller in its sole discretion, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to a limited partnership, limited liability company or other entity controlled by Purchaser or the owners of Purchaser as of the Effective Date and in which Purchaser or the owners of Purchaser as of the Effective Date own, directly or indirectly, at least a fifty-one percent (51%) interest; (b) such assignee must assume all of Purchaser’s obligations hereunder in a manner reasonably acceptable to Seller and become jointly and severally liable with Purchaser for all such obligations; (c) the assignee must be able to truthfully make the ERISA and Anti-Money Laundering and Anti-Terrorism Law-related representations set forth herein; (d) there shall be no “mark-up” or increase in the Purchase Price; (e) the Study Period shall have ended; and (f) at least five (5) days prior to the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied.
Section 11.4Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
Section 11.5Governing Law.
(a)This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of North Carolina without regard to the principles of choice of law or conflicts of law.
(b)In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.
(c)Each of Seller and the Purchaser: (i) agrees that any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith shall be brought only in the courts of Wake County,

EAST\185226983.6

North Carolina; (ii) irrevocably submits itself to the exclusive jurisdiction of the such courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith; (iii) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iv) consents to service of process by registered mail at the address to which notices are to be given if personal service is not with the exercise of reasonable efforts possible.

The provisions of this Section 11.5 shall survive the Closing or termination of this Agreement.

Section 11.6[****]
Section 11.7[****]
Section 11.8Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 11.8 shall survive the Closing or termination of this Agreement.
Section 11.9IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code. The provisions of this Section 11.9 shall survive the Closing.
Section 11.10Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
Section 11.11Modification of Agreement. This Agreement may not be amended or modified except by a written agreement signed by both Seller and Purchaser that expressly states that it is intended to amend this Agreement.
Section 11.12Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

EAST\185226983.6

Section 11.13Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
Section 11.14Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.
Section 11.15Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.
Section 11.16Limitations on Liability.
(a)Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (i) Purchaser’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by Seller); and (ii) in no event shall any of the Seller Parties have any personal liability under this Agreement, in connection with the transactions contemplated herein or under any document delivered in connection with the transaction contemplated hereby. The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder other than those obligations of Seller that by the express terms hereof survive the Closing. For purposes of this Section 11.16(a), no negative capital account or any contribution or payment obligation of any partner or member of Seller shall constitute an asset of Seller.
(b)Notwithstanding anything to the contrary in this Agreement, no owner, manager, employee, officer, director or agent of Purchaser nor any of their respective direct or indirect members, managers, owners, officers, directors, agents or employees shall have any personal liability under this Agreement, in connection with the transactions contemplated herein or under any document delivered in connection with the transaction contemplated hereby.

EAST\185226983.6

The provisions of this Section 11.16 shall survive the Closing or termination of this Agreement.

Section 11.17Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
Section 11.18No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement or any notice or memorandum hereof in violation of this provision. The provisions of this Section 11.18 shall survive the Closing or termination of this Agreement.
Section 11.19No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.
Section 11.20Electronic Signatures. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via facsimile, .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

EAST\185226983.6

Section 11.21Escrow Provisions. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:
(a)Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.
(b)Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature that it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.
(c)Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Purchaser shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Purchaser shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.
(d)Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent may hold the Deposit until the receipt of written instructions from both Purchaser and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.
(e)Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.
(f)Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account selected by or approved by Purchaser. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Purchaser except to the extent the Deposit becomes payable to Seller pursuant to Section 10.2. In such event the interest earned on the Deposit shall accrue to the benefit of Seller.

EAST\185226983.6

Section 11.22Press Releases. Seller and Purchaser agree that, without the prior written approval of the other, they shall not issue any press release, advertisement, internet posting or other similar announcement, statement or disclosure of this Agreement, the transactions contemplated hereby, or the parties hereto (or their respective affiliates and advisors), whether before or after the Closing, except to the extent otherwise required by law. The provisions of this Section 11.22 shall survive the Closing or termination of this Agreement.

[The balance of this page has intentionally been left blank. Signature pages follow.]

EAST\185226983.6

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

SELLER: [****]
PURCHASER: CTO REALTY GROWTH, INC., a Maryland corporation By:__s/ Steven R. Greathouse_________, Name: Steven R. Greathouse Title: Chief Investment Officer Date: October 18, 2021

EAST\185226983.6

RECEIPT BY THE ESCROW AGENT

[****]

EAST\185226983.6

schedule 1.1

MAJOR TENANTS

schedule 8.4

SELLER LEASE EXPENSES

Exhibit A

Description of the Land

Exhibit B

Form of Tenant Estoppel Certificate

Exhiit B-1

Form of Seller Estoppel

Exhibit C

Lease Schedule

Exhibit D

List of Contracts

Exhibit E

Form of Deed

Exhibit F

Form of Bill of Sale and General Assignment

Exhibit G

Form of Assignment and Assumption Agreement

Exhibit H

Representation Certificate

Exhibit I

Form of Owner’s Title Affidavit

Exhibit J

EAST\185226983.6

Form of Agreement re Letter of Credit

Exhibit K-1

SUBDIVISION PLAN

EXHIBIT K-2

FORM OF EASEMENT AGREEMENT

EAST\185226983.6